File No. 333-
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM S-8
                  REGISTRATION STATEMENT UNDER THE SECURITIES
                                  ACT OF 1933


                              QUADRAX CORPORATION
              (Exact name of registrant as specified in charter)
     DELAWARE                                     05-0420158
(State of incorporation)              (IRS Employer Identification Number)

                            300 High Point Avenue,
                        Portsmouth, Rhode Island 02871
                                (401) 683-6600
                (Address and telephone number of registrant's
                         principal executive offices)

QUADRAX CORPORATION
1993 STOCK PLAN
(Full title of the Plan)

                               JAMES J. PALERMO
               Chairman of the Board and Chief Executive Officer
                              Quadrax Corporation
                             300 High Point Avenue
                        Portsmouth, Rhode Island  02871
                                (401) 683-6600
                       (Address and telephone number of
                              agent for service)


                 Please send copies of all communications to:

                             JOSEPH A. SMITH, Esq.
                           Campbell & Fleming, P.C.
                          250 Park Avenue, 12th Floor
                           New York, New York 10177





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
(Cover continued from previous page)


                        CALCULATION OF REGISTRATION FEE

        Title of                         Proposed    Proposed
          each                           Maximum     Maximum      Amount
        class of        Amount to        offering    aggregate      of
       securities         be              price      offering   registration
         to be        registered        per Unit     price        fee
       registered
   --------------------------------------------------------------------------
Common Stock,
$.000009 par
value(1)                  46,666          $ .68     $   31,733  $ 10.94

Common Stock,
$.000009 par
value(1)                 280,000          $1.81     $  506,800  $174.76

Common Stock,
$.000009 par
value(1)                 130,000          $ .84     $  109,200  $ 37.66

Common Stock,
$.000009 par
value(1)                 966,998          $1.81     $1,750,266  $603.54
                        -----------------------------------------------
 Total                 1,423,664                    $2,397,999  $826.90
                       ================================================

(1) For shares issuable pursuant to stock options outstanding at May 15, 1996, repriced to $.68, which repricing was agreed to on January 10, 1996, and ratified by the Board of Directors in February, 1996, and calculated pursuant to Rule 457(h) based on the amended exercise price of such options.

(2) For shares issuable pursuant to stock options outstanding at May 15, 1996, calculated pursuant to Rule 457(h) based on the amended exercise price of such options.

REOFFER PROSPECTUS

                       1,423,664 Shares of Common Stock

                              QUADRAX CORPORATION
                             300 High Point Avenue
                             Portsmouth, RI 02817


     The persons named or otherwise identified under "Selling Shareholders" herein propose to sell an aggregate of 1,423,664 shares of Common Stock (the "Shares") of Quadrax Corporation (the "Company") (i) in one or more transactions (which may include block transactions) at negotiated prices or at a price or prices related to the then current market price of the Company's Common Stock, or (ii) to a broker (for resale by such broker as principal) at a price or prices related to the then current market price of the Company's Common Stock, less such discount as shall be agreed upon by a Selling Shareholder and the Broker, or (iii) by a combination of the methods described in clauses (i) and (ii). Selling Shareholders may also make sales from time to time pursuant to Rule 144 under the Securities Act of 1933, as amended, if such Rule is otherwise available to such particular Selling Shareholder.

     The 1,423,664 Shares offered hereby may be issued by the Company from time to time upon the exercise of options to purchase the Shares pursuant to the Company's 1993 Stock Plan. Sellers of "control securities" as defined under Instruction C to Form S-8 promulgated by the Securities and Exchange Commission, are indentified herein or in a supplement hereto by name. Other selling shareholders may be identified by status as employees of the Company.

     The Selling Shareholders, and the brokers and dealers through which the Shares may be offered, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended, in which event any compensation received by such brokers and dealers may be deemed to be underwriters' compensation under such Act.

     The Common Stock is listed on the NASDAQ Small-Cap Market under the symbol "QDRX". On April 30, 1996, the closing price for the Common Stock on NASDAQ was $1.875 per share.

               AN INVESTMENT IN THE SECURITIES OFFERED PURSUANT
                TO THIS PROSPECTUS IS SPECULATIVE AND INVOLVES
             A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 5.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is May 28, 1996



                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Room 1204, Everett McKinley Dirksen Building, 210 South Dearborn Street, Chicago, Illinois 60604; 7 World Trade Center, New York, New York 10048; and Suite 500 East, Museum Square Building, 5757 Wilshire Boulevard, Los Angeles, California 90036.
Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission in Washington, D.C. a
Registration Statement on Form S-8 (Registration No. 333-      ) under the
Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares of which this Prospectus is a part. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits filed as part thereof and otherwise incorporated therein to which reference is hereby made. Copies of the Registration Statement and the exhibits may be inspected at the offices of the Commission, and may be obtained form the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

          (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996.

          (3) The description of the Company's Common Shares which is contained in the registration statement on Form 8-A filed by the Company to register such securities under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

          (4) The Company's Current Reports on Form 8-K dated January 15, 1996 and March 15, 1996.

          (5) The Company's Proxy Statement in connection with the Annual Meeting of Stockholders held May 10, 1996.

          (6) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owners, to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such information should be directed to the Secretary of the Company at 300 High Point Avenue, Portsmouth, Rhode Island 02871, (401) 683-6600.

                                  THE COMPANY

     The Company, which prior to fiscal year 1995 was a development stage company, designs, develops, fabricates and sells fiber-reinforced thermoplastic polymer composite materials ("Quadrax Composites") and products manufactured from Quadrax Composites. Quadrax Composites are synthetic materials made using patented and other proprietary, as well as non-proprietary, chemical processes and manufacturing technologies. Management believes that Quadrax Composites are functionally superior to other structural substrates for most applications in which abrasion resistance and extreme heat tolerance are not critical. Quadrax Composites' functional advantages include high strength-to-weigth ratios, chemical stability in a variety of ambient conditions (imperviousness to rust, rot or reaction with most commonly used chemical solvents), ease and safety of manufacture using modified conventional heat and compression molding techniques, virtually unlimited shelf life without special storage or handling requirements, and recyclablity.

     The Company commenced limited commercial production in mid-1993. Although the Company historically was dedicated to the formatting of composite materials for defense and aerospace markets, it began redirecting its business in 1994 and 1995 to focus on commercial and consumer markets for value-added, high-performance products. The Company's independent accountants, Livingston & Haynes, P.C., included a "going concern" qualification in their report on the Company's financial statements for fiscal 1995, as they did for fiscal 1994 (the period from January 3, 1994 to December 31, 1994), reflecting the Company's history of losses and its continuing dependence on financing activities to provide the cash needed to meet its expenses.

     The Company is organized in a holding company structure, operating through two wholly owned subsidiaries: Quadrax Advanced Materials Systems, Inc. and Lion Golf of Oregon, Inc. ("Lion Golf"). It also wholly owns and operates Quadrax Sports, Inc. as a marketing company.

     The Company was incorporated under the laws of Delaware in March 1986. Its principal executive offices are located at 300 High Point Avenue, Portsmouth, Rhode Island 02871, and its telephone number is (401) 683-6600.




RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.

Operating Losses; Limited Revenues; Going Concern Qualification

     Quadrax Corporation has not achieved profitability in any fiscal quarter since its incorporation in March 1986. From incorporation through December 31, 1995, the Company incurred a cumulative net loss from continuing operations of approximately $53,089,000. During the fiscal years 1995, 1994, 1993 and 1992, the Company incurred net losses from continuing operations of approximately $8,998,000, $11,517,000, $5,713,000 and $7,266,000, respectively.

     The Company has generated only limited revenue to date. In particular, Quadrax has recently redirected its development and marketing efforts from aerospace and defense markets to consumer markets and commenced limited production for these markets in mid-1993. During fiscal years 1995, 1994, 1993 and 1992, the Company's total revenue was approximately $4,635,000, $860,000, $1,555,000 and $850,000 respectively. There can be no assurance that sales of the Company's products will generate significant revenue in the future. Consequently, thee can be no assurance that the Company will achieve or sustain profitability in the future. The future operating results of the Company will depend on its ability to develop and market new products in the commercial markets. The Company's independent accountants have included a "going concern" qualification in their reports on the Company's financial statements for fiscal 1995 and 1994, reflecting the Company's history of losses as a development stage company and its continuing dependence on financing activities to provide the cash needed to meet its expenses. Under the Company's current business plan, management believes that the Company's revenues and earnings will be sufficient to make the going concern qualification unnecessary by December 31, 1996, although there can be no assurance that such qualification will in fact be unnecessary by that date.

Dependence on New Products

     The Company historically has marketed its products to the U.S. Government. The Company began to apply its technology in consumer markets in 1993, and since that time has taken a number of actions aimed at entering the sporting goods and athletic equipment market. The Company has only commenced limited commercial production of consumer products and therefore has not yet had an opportunity to fully determine the extent to which Quadrax Composites can be successfully applied to the development and production of consumer products. While management believes that Quadrax Composites are functionally superior to other structural substrates for many commercial applications, any failure of Quadrax Composites to perform to standards anticipated by the Company would have a material adverse affect on the Company's operations and financial condition.

     Although the Company has entered into several joint development and exclusive manufacturing contracts to sell goods in the consumer sporting goods market, the contracts are contingent on the Company being able to meet contractual specifications in a timely manner and there can be no assurance that the Company will be able to do so in the future. A delay in the successful development, completion or production of any of the Company's sporting good products may result in the cancellation of existing contracts and prevent the Company from entering into additional contracts. This would have material adverse effect on the Company's operations and financial condition.

     In addition, selling Quadrax Composites and products manufactured from Quadrax Composites to consumer and commercial markets, the Company faces significant institutional resistance to working with new materials and products and to investing in the re-tooling needed to integrate these materials and products into existing production and product lines. Successful entrance into new markets will require substantial investments by the Company in fabrication and marketing of Quadrax Composites and in the design, development, fabrication and marketing of products manufactured from Quadrax Composites. There can be no assurance that the Company will be able to overcome such institutional resistance or that it will have sufficient resources to make the necessary investments in its new products.

Capital Requirements

     The Company has not achieved profitability in any fiscal quarter and has been required to raise substantial amounts of capital in order to support its on-going development activities. As the Company continues to focus on consumer markets and progresses from the development of prototypes of products manufactured from Quadrax Composites to the production of finished goods, it will continue to be dependent on outside financing sources.

     From its incorporation in March 1986 through December 31, 1995, Quadrax raised a total of $37.9 million in equity capital. The Company raised approximately $5.9 million of equity capital in fiscal 1994 and an additional $7.3 million through sales of stock and convertible debt during fiscal 1995. Management estimates that its capital needs for the fiscal year 1996 will be between $2-10 million, subject to new product development programs, acquisitions, and the expansion of sales and marketing programs. The Company is seeking alternative sources of public and private equity financing to meet its needs. While management believes that the funds raised to date, together with cash provided by revenues, will be sufficient to meet the Company's cash requirements for fiscal 1996, there can be no assurance that such funds, if raised, will meet its cash requirements. If the Company is unable to meet its cash requirements, it may be required to defer for a period of time, or indefinitely, the design, development, fabrication and marketing of new products and the marketing of existing products and materials in new markets.

     In addition, the Company's capital requirements may increase materially from those now planned depending on numerous factors, including the level of its research and development expenses, the rate of market acceptance of the Company's products, and the success of the Company's sales, marketing and distribution strategy. There can be no assurance that the Company will be successful in raising such additional capital.

Limited Production and Sales Experience

     Quadrax has limited experience producing Quadrax Composites and fabricating finished products and components made from Quadrax Composites. The Company has delivered significant quantities of Quadrax Composites for evaluation and testing, but has completed only one production contract to date, for a subcontractor to the Department of the Navy, which it completed at a substantial loss. Quadrax is currently performing several production contracts, including one contract under which composite tape fabrication is being performed at a third party's facility. While management believes that significant technological barriers to full scale production have been overcome, thee can be no assurance that significant unforeseen difficulties will not be encountered at commercial production levels.

     Prior to 1994, Quadrax concentrated almost all its product marketing and customer calling efforts on the sale of materials within the defense contracting community. Efforts to move into consumer applications were limited to attendance at trade shows sponsored by various members of the plastics and advanced materials industries. The Company currently has only a small sales and marketing force. While initial efforts have been successful, there can be no assurance that these successes can be duplicated and expanded upon to the extent necessary for Quadrax to achieve a profitable level of operation.

SEC Inquiry

     The Company is involved in an ongoing, informal investigation being conducted by the Staff of the Securities and Exchange Commission. The following discussion is based on the information learned by the Company as a result of its involvement in the Commission's activities. There may be other significant information regarding these matters of which the Company is, at this time, not aware.

     The inquiry, being conducted by the Commission's Denver office, is believed to have as its principal focus, insofar as it relates to the Company, activities by the Company's former Chairman of the Board involving certain transactions in the Company's stock and certain expenditures of Company funds, during his term as Chairman, from July 1994 through February 1995.

     The Company has cooperated fully with the inquiry described above, providing documents and other information in response to the Staff's requests. At this time, the Company does not know what conclusions the Staff will reach or what action, if any, the Staff will recommend to the Commission upon the termination of the inquiry.

Competition

     Quadrax Composites compete with conventional materials (including wood, stone, steel and aluminum), less common metals (such as titanium), and thermoset (epoxy-based) composites. While Quadrax Composites offer several advantages over competing materials, they are also more expensive. In addition, Quadrax Composites also suffer from institutional resistance to working with new materials and investing in the re-tooling needed to integrate Quadrax Composites into existing product and production lines.

     The Company faces competition from three of the world's largest multinational chemical companies-E.I. du Pont de Nemours & Co., Imperial Chemical Industries PLC and Saint Gobain, S.A.-each of which develops composite product offerings that may compete with the Company's product offerings. In addition, the Company faces potential competition from new companies as well as from established companies that may migrate from related industries. Many of the Company's current and prospective competitors, including E.I. de Pont de Nemours & Co., Imperial Chemical Industries PLC and Saint Gobain, S.A., have significantly greater financial, manufacturing and marketing resources than the Company. There can be no assurance that the Company's products will compete effectively with products offered by established and new competitors of the Company.

     Competition in the sporting goods and athletic equipment market is intense. The industry consists primarily of major domestic and international companies that have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than those of the Company. Many of the Company's competitors in this industry have entrenched market positions and established trade names, trademarks and other intellectual property rights. There can be no assurance that the Company's competitors in this industry will not devote their significantly greater financial, technical, marketing and other resources to develop and market sporting goods and athletic equipment more aggressively than the Company.

     In general, management believes it can compete effectively by offering products with superior performance characteristics to products offered by other suppliers, at prices substantially equivalent to those charged by other suppliers. The Company believes that the success of its efforts will depend on a variety of elements both within and outside its control, including the success and timing of new product development and introduction by the Company and its competitors, product performance and price, distribution, and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. Although management believes that it has certain technological advantages over its competitors, maintaining such advantages will require continued investment by the Company in design and development, sales and marketing, and customer service and support. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to maintain its competitive advantages. In addition, as the Company enters new markets, distribution channels, technical requirements and levels and bases of competition may be different than those in the Company's current markets and there can be no assurance that the Company will be able to compete favorably.

Patents and Proprietary Technologies

     The Company currently holds patents on its Quadrax Biaxial Tape materials formats and on certain aspects of tennis racquets manufactured from Quadrax aXial Tape. The Company either owns, licenses or has applied for patents on certain aspects of the other technology underlying the Company's products. The Company's patents, patent rights and patent applications do not ensure a competitive advantage to the Company, particularly inasmuch as several of the patents are licensed on a non-exclusive basis. No assurance can be given that any issued or licensed patents will not be designed around, infringed or successfully challenged by others, or that the Company will have sufficient resources to enforce any proprietary protection afforded by its patents. Furthermore, there can be no assurance that patents will issue with respect to any pending patent application. Moreover, various of the Company's actual and potential competitors have obtained patents and could seek to enforce them against the Company. An infringement action, if brought, would be costly to defend and there can be no assurance that the Company would prevail. Failure to obtain or to be able to enforce patent protection in favor of the Company, or failure to defend successfully a patent infringement claim against the Company, could have a material adverse effect on the Company's business. In addition, despite the Company's precautions to the contrary, there can be no assurance that the trade secrecy protections which may be asserted by the Company to protect other aspects of its intellectual property will not be breached or will be enforceable.

Key Employees

     The Company's success depends to a significant extent upon a number of key management and technical personnel, including James J. Palermo, the Company's Chief Executive Officer. Mr Palermo has signed an employment agreement with the Company that is effective through December 1999. The loss of the services of a key employee could have a material adverse effect on the Company's business and financial condition. In addition, the Company's future success will depend in part on its ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in hiring or retaining the personnel it requires to continue to grow and operate profitably.

Potential Dilution

     Quadrax has a complex capital structure that includes a number of classes of outstanding warrants and options to purchase Common Stock. If all of the warrants and options having exercise prices less than the reported last sale price of the Common Stock on the Nasdaq SmallCap Market on April 30, 1996 were to be exercised, an aggregate of 1,648,039 shares of Common Stock would be issuable for a total of $1,724,000, resulting in a reduction in the percentage of voting rights and interest in profits represented by a share of Common Stock.

     In addition, the Company is authorized to issue up to a total of 90,000,000 shares of Common Stock, of which fewer than 22,000,000 shares are outstanding as of the date hereof. Issuance of a significant number of additional shares of Common Stock would result in a substantial reduction in the percentage of voting rights and interests in profits currently represented by a share of Common Stock.

Technological Obsolescence

     The structural composites market in which Quadrax competes is characterized by rapid technological development. There can be no assurance that Quadrax's products will not be rendered obsolete or that Quadrax will be successful in developing new products to meet changing market needs.

Product Liability

     Sales of Quadrax Composites and parts manufactured therefrom may expose the Company to liability for substantial damages in the event of accident or injury shown to have been caused by defective materials. Management believes that its limited product liability insurance is currently adequate, but no assurance can be given that such insurance is sufficient in scope and amount to cover any and all damages that are incurred in the future. Further, the Company expects that it will be necessary for the Company to increase its product liability insurance coverage as shipments to commercial markets increase, and there can be no assurance that such coverage will be available or, if available, that it will be available on terms that are economically acceptable to the Company.

Volatility of Stock Price; Depressive Effective of Future Sales of Common Stock

     The trading price of the Common Stock has been subject to wide fluctuations for a number of reasons, including the financial difficulties and subsequent cessation in 1991 of market-making activities by its former principal market maker and changes in control of the Company in 1994 and 1995. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that particularly affected the market price for many technology companies and that often have been unrelated to operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In addition, future sales by the Company of newly issued Common Stock (or securities convertible into or exchangeable for Common Stock) in the public market could place downward pressure on the market price of the Common Stock.


Possible Delisting of Common Stock from Nasdaq SmallCap Market

     The Common Stock is listed on the Nasdaq SmallCap Market. Listing on the Nasdaq SmallCap Market permits a company's securities to be quoted over the automated electronic quotation system maintained by the National Association of Securities Dealers, Inc., which makes current quotations of an issuer's securities available to brokers and dealers nationwide. The requirements for continued listing of common stock on the Nasdaq SmallCap Market include (i) the presence of at least two registered and active market makers for the stock,
(ii) total assets of the issuer of at lease $2,000,000, (iii) total capital and surplus of the issuer of at least $1,000,000, (iv) a minimum bid price per share of the stock of at least $1.00 (or, alternatively, $1,000,000 market value of public float and $2,000,000 in total capital and surplus), (v) the existence of at least 300 record holders of the stock, and (vi) the existence of at least 100,000 publicly-held shares of the stock. The National Association of Securities Dealers, Inc. also has discretionary power to delist companies for other reasons in keeping with the integrity of the market system. Although the Company believes it is currently in compliance with each of these requirements with respect to the Common Stock, and management is prepared to take steps to assure continued compliance with the listing requirements for the Nasdaq SmallCap Market, no assurance can be provided that management's efforts, if required, would be successful or that the Common Stock will continue to be listed on the Nasdaq SmallCap Market.

     If the Common Stock were to be delisted from the Nasdaq SmallCap Market, current information regarding the bid and asked prices for the Common Stock would become less readily available to brokers, dealers and their customers. As a result of the reduced availability of current information, it is likely that there would be a reduction in the liquidity of the market for the Common Stock which could, in turn, result in decreased demand for the Common Stock, a decrease in the price of the Common Stock, and an increased spread between the bid and asked prices for the Common Stock.


                                USE OF PROCEEDS

     All proceeds from the sale of Shares offered hereby will be received by the Selling Shareholders and not by the Company. To the extent that any Shares represent unexercised options, the Company will receive the exercise price thereof. Such proceeds, if any, will be used for general corporate purposes.





                             SELLING SHAREHOLDERS

     All of the Shares registered are to be offered for the account of the following shareholders and their donees or pledgees (the "Selling Shareholders"). The following sets forth certain information with respect to the Selling Shareholders. The Company has no knowledge of the intentions of any of the Selling Shareholders to actually sell any of the shares listed under the column "Shares to be Sold."

                         Ownership      Shares    Ownership Percentage of
                         Prior          to be     After     Class Owned
Selling Shareholder      to Offering(1) Sold      Offering  After
                                                       Offering

William Conway            93,333         93,333     -0-        *

Sven Kraumanis            93,333         83,333    10,000      *

Alan Milton              105,000         50,000    55,000      *

Eugene Scott              51,000         50,000     1,000      *

Gordon Werner             53,794         50,000     3,794      *

James Palermo            740,000        100,000   640,000    2.85%

Edward A. Stoltenberg    157,100         30,000   127,100      *

(1) The column headed "Shares to be Sold" includes only shares issued or issuable pursuant to options under the Company's 1993 Stock Plan registered by this Prospectus.

*    Ownership is less than one percent of class.

                             PLAN OF DISTRIBUTION

     Any or all of the Shares may be sold from time to time directly to purchasers by the Selling Shareholders. The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions (which may include block transactions) in the NASDAQ market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Selling Shareholders may also make sales from time to time pursuant to Rule 144 under the Securities Act, if such Rule is otherwise available to such particular Selling Shareholder.

     The Selling Shareholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts, concessions or commissions received by them and any profit on the resale of Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Shareholder and any discounts, concessions or commissions and other items constituting compensation from the Selling Shareholder and any discounts, concessions or commissions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     The Company is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale for the Shares to the public, which are estimated to be approximately $5,000. If the Company is required to update this Prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

      In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless they have been registered or qualify for sale in such state or an exemption from regulation or qualification is available and is complied with.


DESCRIPTION OF SECURITIES


General

     The Company is authorized to issue 90,000,000 shares of Common Stock, $.000009 par value per share. As of April 1, 1996, there were 21,737,842 shares of Common Stock issued and outstanding and held as of record by approximately 1,469 holders.

     The holders of the Common Stock have one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulate their votes in the election of directors.

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor and upon liquidation of the Company, to share ratably in the net assets available for distribution after the payment of creditors and any liquidation preferences to the holders of preferred stock. Shares of Common Stock are not redeemable and have no preemptive, conversion or similar rights. All outstadning shares of Common Stock are, and the Shares offered hereby upon issuance and receipt of payment in full by the Company will be, fully paid and non-assessable.

                                 LEGAL MATTERS

     The law firm of Campbell & Fleming, P.C., 250 Park Avenue, New York, New York 10177 has acted as counsel for the Company in connection with the validity of the Common Stock offered hereby.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1995, have been audited by Livingston & Haynes, P.C., independent auditors, as set forth in its report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesman or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any state to any person to whom it is unlawful to make such offer or solicitation in such state. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent its date.




                               TABLE OF CONTENTS

                                                            Page

Available Information . . . . . . . . . . . . . . . . . . . . .2
Incorporation of Certain Documents by Reference . . . . . . . .2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . .3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . .5
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . 13
Selling Shareholders. . . . . . . . . . . . . . . . . . . . . 14
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . 14
Description of Securities . . . . . . . . . . . . . . . . . . 16
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . 16
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . 16


    Until       , 1996, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,423,664
                                 Common Shares



                              QUADRAX CORPORATION


















MAY 28, 1996
                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Certain Documents by Reference.

    The following documents filed by the Company with the Commission are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

         (2) The Company's Annual Report on Form 10-QSB for the quarter ended March 31, 1996.

         (3) The description of the Company's Common Shares which is contained in the registration statement on Form 8-A filed by the Company to register such securities under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

         (4) The Company's Current Reports on Form 8-K dated January 15, 1996 and March 15, 1996.

         (5) The Company's Proxy Statement in connection with the Annual Meeting of Stockholders held May 10, 1996.

         (6) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

Item 4.  Not applicable.

Item 5.  Not applicable.

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of Delaware (the "GCL") authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events in not necessarily determinative of the questions of whether such persons have met the required standard of conduct and are accordingly, entitled to be indemnified.

    In addition, Section 10 of the Company's by-laws requires the Company to indemnify its officers and directors to the fullest extent permitted by the GCL, and permits the Company to indemnify other persons as it chooses, to the same extent. Such indemnity shall not extend to such persons, however, (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for actions contravening Section 174 of the GCL (relating to unlawful dividend stock purchases or stock redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits

Exhibit No.

 4.1 Relevant portion of Certificate of Incorporation of the Company, as amended (1)

 4.2     By-laws of the Company, as amended (2)

 5.1     Opinion of Campbell & Fleming, P.C.

24.1     Consent of Livingston & Haynes, P.C.

24.2     Consent of Campbell & Fleming, P.C. (see Exhibit 5.1)



(1) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q dated November 10, 1992, and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Registration Statement on Form S-1, File No. 33-14275 and incorporated herein by reference.

Item 9.  Undertakings.

    The undersigned registrant hereby undertakes that it will:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii)  To reflect in the Prospectus any facts or events arising after
the effective date of this                   Registration Statement ( or the
most recent post-            effective amendment thereof) which, individually
or             in the aggregate, represent a fundamental change in the
information set forth in this Registration            Statement (or the most
recent post-effective             amendment thereof); and notwithstanding the
foregoing, any increase or decrease in volume of            securities offered
(if the total value of the              securities offered would not exceed
that which was               registered) and any deviation from the low or
high                end of the estimated maximum offering range may be
reflected in the form of prospects filed with the           Commission
pursuant to Rule 424(b) if, in the               aggregate, the changes in the
volume and price             represent no more than a 20% change in the
maximum             aggregate offering price set forth in the "Calculation of
Registration Fee" table in the               effective Registration Statement.


         (iii) To include any material information with respect to the plan of
distribution not previously disclosed            in this Registration
Statement or any material               change to such information in the
Registration            Statement;

         provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this to Form S-8 and has duly caused this post-effective amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, Rhode Island.

                              QUADRAX CORPORATION


                         By:/S/James J. Palermo
                               James J. Palermo
                               Chairman of the Board of Directors,
                               and Chief Executive Officer

                              Date: May 28, 1996

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/S/James J. Palermo
                         Chairman of the          May 28, 1996
James J. Palermo         Board of Directors,
                         and Chief
                         Executive Officer
                         (Principal Executive
                         Officer)
/S/Edward A. Stoltenberg
                         Senior Vice President    May 28, 1996
Edward A. Stoltenberg    and Chief Financial
                         Officer (Principal
                         Accounting and
                         Financial Officer)
/S/William G. Conway
                         Director                 May 28, 1996
William G. Conway

/S/Sven Kraumanis
                         Director                 May 28, 1996
Sven Kraumanis
Alan Milton
                         Director                 May 28, 1996
Alan Milton
/S/Eugene L. Scott
                         Director                 May 28, 1996
Eugene L. Scott
/S/Gordon Werner
                         Director                 May 28, 1996
Gordon Werner